EXHIBIT 99.1

             E*TRADE GROUP, INC. 2002 ASSOCIATE STOCK PURCHASE PLAN



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                               E*TRADE GROUP, INC.
                       2002 ASSOCIATE STOCK PURCHASE PLAN



     I.   PURPOSE OF THE PLAN

     This 2002 Associate Stock Purchase Plan is intended to promote the interests of E*TRADE Group, Inc. by providing Eligible Associates with the opportunity to acquire a proprietary interest in the Corporation through participation in a payroll-deduction based employee stock purchase plan designed to qualify under Section 423 of the Code.

     Capitalized terms herein shall have the meanings assigned to such terms in the attached Appendix.

     II.  ADMINISTRATION OF THE PLAN

          A. The Plan Administrator shall have full authority to interpret and construe any provision of the Plan and any agreement or other document employed in the administration of the Plan. Subject to the provisions of the Plan, the Plan Administrator shall determine all of the terms and conditions of Purchase Rights; provided, however, that all Participants granted Purchase Rights pursuant to an Offering Period shall have the same rights and privileges within the meaning of Section 423(b)(5) of the Code. Decisions of the Plan Administrator shall be final and binding on all parties having an interest in the Plan.

          B. The Corporation may, from time to time, consistent with the Plan and the requirements of Section 423 of the Code, establish, change or terminate such rules, guidelines, policies, procedures, limitations, or adjustments as deemed advisable by the Corporation, in its discretion, for the proper administration of the Plan, including, without limitation, (i) a minimum payroll deduction amount required for participation in an Offering Period, (ii) a limitation on the frequency or number of changes permitted in the rate of payroll deduction during an Offering Period, (iii) an exchange ratio applicable to amounts withheld in a currency other than United States dollars, and (iv) a payroll deduction greater than or less than the amount designated by a Participant in order to adjust for the Corporation's delay or mistake in processing the Participant's enrollment or in otherwise effecting a Participant's election under the Plan or as advisable to comply with the requirements of Section 423 of the Code.

     III. STOCK SUBJECT TO PLAN

          A. The stock purchasable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares of Common Stock purchased on the open market. The maximum number of shares of Common Stock which may be issued over the term of the Plan shall not exceed five million (5,000,000) shares. If an outstanding Purchase Right for any reason expires or is terminated or canceled, the shares of Common Stock allocable to the unexercised portion of that Purchase Right shall again be available for issuance under the Plan.

          B. Should any change be made to the Common Stock by reason of any stock dividend, stock split, reverse stock split, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and class of securities issuable under the Plan, (ii) the maximum number and class of securities purchasable per Participant on any one Purchase Date and (iii) the number and class of securities and the price per share in effect under each outstanding Purchase Right in order to prevent the dilution or enlargement of benefits thereunder. For purposes of the foregoing, conversion of any convertible securities of the Corporation shall not be treated as effected "without the Corporation's receipt of consideration." Any fractional share resulting from an adjustment pursuant to this section shall be rounded down to the nearest whole number. Such adjustments shall be determined by the Plan Administrator, and its determination shall be final, binding and conclusive.


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     IV.  OFFERING PERIODS

          A. Shares of Common Stock shall be offered for purchase under the Plan through a series of successive Offering Periods established by the Plan Administrator until such time as (i) the maximum number of shares of Common Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated.

          B. Unless otherwise established by the Plan Administrator prior to the commencement of an Offering Period, each Offering Period shall have a duration of approximately twelve (12) months; provided, however, that no Offering Period may have a duration exceeding twenty-seven (27) months. Notwithstanding the foregoing, the initial Offering Period shall commence (the "Initial Offering Period Commencement Date") no earlier than the Effective Date and on or about the 2nd day following the filing of an effective registration statement on Form S-8 under the 1933 Act covering the shares of Common Stock issuable pursuant to the Plan, and shall terminate on the last business day in July 2003. Unless otherwise established by the Plan Administrator prior to the commencement of an Offering Period, subsequent Offering Periods during the term of the Plan shall commence on the first business day of August of each calendar year thereafter and shall end on the last business day of the next succeeding July.

          C. Each Offering Period shall be comprised of a series of one or more successive Purchase Intervals. Unless otherwise established by the Plan Administrator, Purchase Intervals shall run from the first business day in August each year to the last business day in January of the following year and from the first business day in February each year to the last business day in July of the same year. Notwithstanding the foregoing, the first Purchase Interval in effect under the initial Offering Period shall commence on the Initial Offering Period Commencement Date and terminate on the last business day in January 2003.

          D. Should the Fair Market Value per share of Common Stock on any Purchase Date within an Offering Period (other that the final Purchase Date of the Offering Period) be less than the Fair Market Value per share of Common Stock on the start date of that Offering Period, then that Offering Period shall automatically terminate immediately after the purchase of shares of Common Stock on such Purchase Date, and a new Offering Period shall commence on the next business day following such Purchase Date. The new Offering Period shall have a duration of twelve (12) months, unless a shorter duration is established by the Plan Administrator within five (5) business days following the start date of that Offering Period.

     V.   ELIGIBILITY

          A. The Corporation shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Eligible Associate and the effective date of such individual's employment or termination of employment, as the case may be. For purposes of an individual's participation in or other rights, if any, under the Plan as of the time of the Corporation's determination, all such determinations by the Corporation shall be final, binding and conclusive, notwithstanding that the Corporation or any governmental agency subsequently makes a contrary determination.

          B. Each individual who is an Eligible Associate on the start date of any Offering Period under the Plan may enter that Offering Period on such start date or on any subsequent Semi-Annual Entry Date within that Offering Period, provided he or she then remains an Eligible Associate.

          C. Each individual who first becomes an Eligible Associate after the start date of an Offering Period may enter that Offering Period on any subsequent Semi-Annual Entry Date within that Offering Period on which he or she is an Eligible Associate.

          D. The date an individual enters an Offering Period shall be designated his or her Entry Date for purposes of that Offering Period.

          E. To participate in the Plan for a particular Offering Period, the Eligible Associate must complete the enrollment form(s) prescribed by the Plan Administrator (including a stock purchase agreement and a


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payroll deduction authorization) and file such forms with the Corporation on or before his or her scheduled Entry Date. Notwithstanding the foregoing, a Participant shall automatically participate in the next Offering Period commencing immediately after the final Purchase Date of each Offering Period in which the Participant participates provided that the Participant remains an Eligible Associate on the start date of the new Offering Period. A Participant who may automatically participate in a subsequent Offering Period, as provided in this Section, is not required to deliver any additional enrollment form(s) for the subsequent Offering Period in order to continue participation in the Plan. However, a Participant may deliver a new enrollment form for a subsequent Offering Period in accordance with this Section if the Participant desires to change any of the elections contained in the Participant's then effective enrollment form.

     VI.  PAYROLL DEDUCTIONS

          A. Except as otherwise provided by the Plan Administrator, the payroll deduction authorized by the Participant for purposes of acquiring shares of Common Stock during an Offering Period may be any multiple of one percent (1%) of the Base Compensation paid to the Participant during each Purchase Interval within that Offering Period, up to a maximum of ten percent (10%). The Plan Administrator may change the foregoing limits on payroll deductions effective as of the commencement of any Offering Period. The deduction rate so authorized shall continue in effect throughout the Offering Period, except to the extent such rate is changed in accordance with the following guidelines:

               1. A Participant may, at any time during the Offering Period, elect to increase or decrease the rate of or to stop his or her payroll deductions effective as soon as practicable after filing the appropriate form with the Corporation. The Participant may not, however, effect more than two (2) such changes per Purchase Interval, or such other limit as the Corporation may establish in its discretion.

               2. A Participant who elects, effective following the first pay day of an Offering Period, to decrease the rate of his or her payroll deductions to zero percent (0%) shall nevertheless remain a Participant in the current Offering Period unless such Participant terminates his or her Purchase Right in accordance with Section VII.F.(i) of the Plan.

               3. A Participant may withdraw all or any portion of the payroll deductions credited to the Participant and not previously applied toward the purchase of shares of Common Stock by delivering to the Corporation a written notice on a form provided by the Corporation for such purpose. A Participant who withdraws the entire remaining balance of his or her payroll deductions shall be deemed to have terminated his or her Purchase Right in accordance with Section VII.F.(i) of the Plan. Amounts withdrawn shall be returned to the Participant as soon as practicable after the Corporation's receipt of the notice of withdrawal and may not be applied to the purchase of shares in any Offering Period under the Plan. The Plan Administrator may from time to time establish or change limitations on the frequency of withdrawals permitted under this Section, establish a minimum dollar amount that must be retained by the Participant in the Offering Period, or terminate the withdrawal right provided by this Section.

          B. Payroll deductions shall begin on the first pay day following the Participant's Entry Date into the Offering Period and shall (unless sooner suspended or terminated in accordance with this Article VI) continue through the pay day ending with or immediately prior to the last day of that Offering Period. The amounts so collected shall be credited to the Participant's book account under the Plan, but no interest shall be paid on the balance from time to time outstanding in such account. The amounts collected from the Participant shall not be held in any segregated account or trust fund and may be commingled with the general assets of the Corporation and used for general corporate purposes.

          C. The Corporation may, in its sole discretion, suspend a Participant's payroll deductions under the Plan as the Corporation deems advisable to avoid accumulating payroll deductions in excess of the amount that could reasonably be anticipated to purchase the maximum number of shares of Common Stock permitted (i) under the Participant's Purchase Right or (ii) during a calendar year under the limit set forth in Article VIII of the Plan. Payroll deductions shall be resumed at the rate specified in the Participant's then effective enrollment form at


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the beginning of the next Purchase Interval the Purchase Date of which falls in the following calendar year, unless the Participant's Purchase Right has terminated or the Participant has ceased to be an Eligible Associate.

          D. Payroll deductions shall automatically cease upon the termination of the Participant's Purchase Right in accordance with the provisions of the Plan or the Participant ceases to be an Eligible Associate.

          E. The Participant's acquisition of Common Stock under the Plan on any Purchase Date shall, except as provided by Article VIII of the Plan, neither limit nor require the Participant's acquisition of Common Stock on any subsequent Purchase Date, whether within the same or a different Offering Period.

     VII. PURCHASE RIGHTS

          A. Grant of Purchase Right. A Participant shall be granted a separate Purchase Right for each Offering Period in which he or she participates. The Purchase Right shall be granted on the Participant's Entry Date into the Offering Period and shall provide the Participant with the right to purchase shares of Common Stock, in a series of successive installments over the remainder of such Offering Period, upon the terms set forth below. The Participant shall execute a stock purchase agreement embodying such terms and such other provisions (not inconsistent with the Plan) as the Plan Administrator may deem advisable.

     Under no circumstances shall Purchase Rights be granted under the Plan to any Eligible Associate if such individual would, immediately after the grant, own (within the meaning of Code Section 424(d)) or hold outstanding options or other rights to purchase, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation or any Corporate Affiliate.

          B. Exercise of the Purchase Right. Each Purchase Right shall be automatically exercised in installments on each successive Purchase Date within the Offering Period, and shares of Common Stock shall accordingly be purchased by each Participant (other than Participants whose Purchase Rights have terminated prior to such Purchase Date) on each such Purchase Date. The purchase shall be effected by applying the Participant's payroll deductions credited for the Purchase Interval ending on such Purchase Date to the purchase of whole shares of Common Stock at the purchase price in effect for the Participant for that Purchase Date.

          C. Purchase Price. The purchase price per share at which Common Stock will be purchased by Participants on each Purchase Date within an Offering Period shall be established by the Plan Administrator; provided, however, that the purchase price on each Purchase Date shall not be less than eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Common Stock on the Participant's Entry Date into that Offering Period or (ii) the Fair Market Value per share of Common Stock on that Purchase Date. Unless otherwise provided by the Plan Administrator prior to the commencement of an Offering Period, the purchase price on each Purchase Date during the Offering Period shall be equal to eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Common Stock on the Participant's Entry Date into that Offering Period or (ii) the Fair Market Value per share of Common Stock on that Purchase Date.

          D. Number of Purchasable Shares. Unless otherwise specified by the Plan Administrator prior to the commencement of an Offering Period, the number of shares of Common Stock purchasable by a Participant on each Purchase Date during the Offering Period shall be the number of whole shares obtained by dividing the amount of payroll deductions credited to the Participant for the Purchase Interval ending with that Purchase Date by the purchase price in effect for the Participant for that Purchase Date; provided, however, that the maximum number of shares of Common Stock purchasable per Participant on any one Purchase Date shall not exceed Two Thousand (2,000) shares, subject to periodic adjustments in the event of certain changes in the Corporation's capitalization.

          E. Excess Payroll Deductions. Any payroll deductions not applied to the purchase of shares of Common Stock on any Purchase Date because they are not sufficient to purchase a whole share of Common Stock shall be held for the purchase of Common Stock on the next Purchase Date. However, any payroll deductions not applied to the purchase of Common Stock by reason of the limitation on the maximum number of shares purchasable by the Participant on the Purchase Date shall be promptly refunded.


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          F. Termination of Purchase Right. The following provisions shall govern the termination of outstanding Purchase Rights:

               1. A Participant may, at any time prior to the next scheduled Purchase Date in an Offering Period, elect to terminate his or her outstanding Purchase Right by filing the appropriate form with the Corporation, and no further payroll deductions shall be collected from the Participant with respect to such Purchase Right. In making such election, the Participant may specify either (a) immediate termination of his or her Purchase Right, in which case any payroll deductions collected during the Purchase Interval in which such termination occurs shall be refunded to the Participant as soon as practicable, or (b) termination of his or her Purchase Right immediately following the next Purchase Date, in which case any payroll deductions collected during the Purchase Interval in which such termination occurs shall be held for the purchase of shares on the next Purchase Date. If no such election is made at the time the Participant makes an election to terminate his or her Purchase Right, then the Purchase Right shall be deemed to terminate immediately.

               2. The termination of such Purchase Right shall be irrevocable, and the Participant may not subsequently rejoin the Offering Period for which the terminated Purchase Right was granted. In order to resume participation in any subsequent Offering Period, such individual must re-enroll in the Plan (by making a timely filing of the prescribed enrollment forms) on or before his or her scheduled Entry Date into that Offering Period.

               3. Should a Participant cease to remain an Eligible Associate for any reason (including death, disability or change in employment status) while his or her Purchase Right remains outstanding, then that Purchase Right shall immediately terminate, and all of the Participant's payroll deductions for the Purchase Interval in which the Purchase Right so terminates shall be refunded as soon as practicable.

               4. For purposes of the Plan, an individual shall not be deemed to have ceased to be an Eligible Associate while on any military leave, sick leave, or other bona fide leave of absence approved by the Corporation of ninety (90) days or less. If an individual's leave of absence exceeds ninety (90) days, the individual shall be deemed to have ceased to be an Eligible Associate on the ninety-first (91st) day of such leave unless the individual's right to reemployment with a Participating Corporation is guaranteed either by statute or by contract. A Participant whose status as an Eligible Associate ceases in accordance with the preceding sentence may elect either (a) to receive as soon as practicable a refund of all payroll deductions collected to date on his or her behalf for that Purchase Interval or (b) to have such funds held for the purchase of shares on the next scheduled Purchase Date, provided that such Purchase Date occurs no later than three (3) months following the date on which such Participant ceased to be an Eligible Associate. In no event shall any further payroll deductions be collected on a Participant's behalf during his or her leave of absence. Upon a Participant's return to active service and provided that the Participant remains an Eligible Associate, his or her payroll deductions under the Plan shall automatically resume at the rate in effect at the time the leave began, unless the Participant withdraws from the Plan prior to his or her return.

               5. Any portion of a Participant's Purchase Right remaining unexercised after the end of the Offering Period to which the Purchase Right relates shall expire immediately upon the end of the Offering Period.

          G. Corporate Transaction. In the event of a Corporate Transaction, the surviving, continuing, successor, or purchasing corporation or parent corporation thereof, as the case may be (the "Acquiror"), may, without the consent of any Participant, assume the Corporation's rights and obligations under the then outstanding Purchase Rights in a manner complying with Section 424(a) of the Code. If the Acquiror elects not to so assume the Company's rights and obligations under outstanding Purchase Rights, the Purchase Date of the then current Purchase Interval shall be accelerated to a date before the date of the Corporate Transaction specified by the Plan Administrator, but the number of shares of Common Stock subject to purchase under outstanding


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Purchase Rights shall not be adjusted. All Purchase Rights which are neither assumed by the Acquiror in connection with the Corporate Transaction nor exercised as of the date of the Corporate Transaction shall terminate and cease to be outstanding effective as of the date of the Corporate Transaction.

     The Corporation shall use its best efforts to provide at least ten
(10)-days prior written notice of the occurrence of any Corporate Transaction, and Participants shall, following the receipt of such notice, have the right to terminate their outstanding Purchase Rights prior to the effective date of the Corporate Transaction.

          H. Proration of Purchase Rights. Should the total number of shares of Common Stock to be purchased pursuant to outstanding Purchase Rights on any particular date exceed the number of shares then available for issuance under the Plan, the Plan Administrator shall make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each Participant, to the extent in excess of the aggregate purchase price payable for the Common Stock pro-rated to such individual, shall be refunded.

          I. Nonassignability. Purchase Rights shall be exercisable only by the Participant and shall not be assignable or transferable by the Participant.

          J. Stockholder Rights; Delivery of Certificates. A Participant shall have no stockholder rights with respect to the shares subject to his or her outstanding Purchase Right until the shares are purchased by the Participant in accordance with the provisions of the Plan. As soon as practicable after each Purchase Date, the Corporation shall arrange the delivery to each Participant of a certificate representing the shares acquired by the Participant on such Purchase Date; provided that the Corporation may deliver such shares to a broker designated by the Corporation that will hold such shares for the benefit of the Participant. Shares to be delivered to a Participant under the Plan shall be registered in the name of the Participant.

          K. Tax Withholding. At the time a Participant's Purchase Right is exercised, in whole or in part, or at the time a Participant disposes of some or all of the shares of Common Stock he or she acquires under the Plan, the Participant shall make adequate provision for the federal, state, local and foreign tax withholding obligations, if any, of a Participating Corporation which arise upon exercise of the Purchase Right or upon such disposition of shares, respectively. A Participating Corporation may, but shall not be obligated to, withhold from the Participant's compensation the amount necessary to meet such withholding obligations.

     VIII. ACCRUAL LIMITATIONS

          A. No Participant shall be entitled to accrue rights to acquire Common Stock pursuant to any Purchase Right outstanding under this Plan if and to the extent such accrual, when aggregated with (i) rights to purchase Common Stock accrued under any other Purchase Right granted under this Plan and (ii) similar rights accrued under other employee stock purchase plans (within the meaning of Code Section 423) of the Corporation or any Corporate Affiliate, would otherwise permit such Participant to purchase more than Twenty-Five Thousand Dollars ($25,000) worth of stock of the Corporation or any Corporate Affiliate (determined on the basis of the Fair Market Value per share on the date or dates such rights are granted) for each calendar year such rights are at any time outstanding.

          B. For purposes of applying such accrual limitations to the Purchase Rights granted under the Plan, the following provisions shall be in effect:

               1. The right to acquire Common Stock under each outstanding Purchase Right shall accrue in a series of installments on each successive Purchase Date during the Offering Period on which such right remains outstanding.

               2. No right to acquire Common Stock under any outstanding Purchase Right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire Common Stock under one (1) or more other Purchase Rights at a rate equal to Twenty-Five Thousand Dollars ($25,000) worth of Common Stock (determined on the basis of the


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     Fair Market Value per share on the date or dates of grant) for each calendar year such rights were at any time outstanding.

          C. If by reason of such accrual limitations, any Purchase Right of a Participant does not accrue for a particular Purchase Interval, then the payroll deductions which the Participant made during that Purchase Interval with respect to such Purchase Right shall be refunded as soon as practicable.

          D. In the event there is any conflict between the provisions of this Article and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Article shall be controlling.

     IX.  EFFECTIVE DATE AND TERM OF THE PLAN

          A. The Plan was adopted by the Board on April 4, 2002 and shall become effective on the Effective Date, provided that no Purchase Rights shall be granted under the Plan until (i) the Plan shall have been approved by the shareowners of the Corporation and (ii) the Corporation shall have complied with all applicable requirements of the 1933 Act (including the registration of the shares of Common Stock issuable under the Plan on a Form S-8 registration statement filed with the Securities and Exchange Commission), and provided further that no shares of Common Stock shall be issued under the Plan until the Corporation shall have complied with all applicable listing requirements of any stock exchange (or the Nasdaq National Market, if applicable) on which the Common Stock is listed for trading and all other applicable requirements established by law or regulation.

          B. Unless sooner terminated by the Board, the Plan shall terminate upon the earlier of (i) the date on which all shares available for issuance under the Plan shall have been sold pursuant to Purchase Rights exercised under the Plan or (ii) the date on which all Purchase Rights are exercised in connection with a Corporate Transaction. No further Purchase Rights shall be granted or exercised, and no further payroll deductions shall be collected, under the Plan following such termination.

     X.   AMENDMENT OF THE PLAN

          A. The Board may alter, amend, suspend or discontinue the Plan at any time, except that (i) no such action shall affect Purchase Rights previously granted under the Plan unless expressly provided by the Board and (ii) no such action may adversely affect a Purchase Right previously granted under the Plan without the consent of the Participant, except to the extent permitted by the Plan or as may be necessary to qualify the Plan as an employee stock purchase plan pursuant to Section 423 of the Code or to comply with any applicable law, regulation or rule.

          B. Notwithstanding the foregoing, the Board may amend or terminate the Plan without the consent of the Participants if and to the extent necessary to assure that the Corporation will not recognize, for financial reporting purposes, any compensation expense in connection with the shares of Common Stock offered for purchase under the Plan, should the financial accounting rules applicable to the Plan at the Effective Date be subsequently revised so as to require the recognition of compensation expense in the absence of such amendment or termination.

          C. In addition to the foregoing, an amendment to the Plan must be approved by the shareowners of the Corporation within twelve (12) months before or after the adoption of such amendment by the Board if such amendment would authorize the sale of more shares than are then authorized for issuance under the Plan or would change the definition of the corporations that may be designated by the Board as Participating Corporations.

     XI.  GENERAL PROVISIONS

          A. Compliance with Securities Law. The issuance of shares under the Plan shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities. A Purchase Right may not be exercised if the issuance of shares upon such exercise would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any securities exchange or market system upon which the Common Stock may then be listed. In addition, no


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Purchase Right may be exercised unless (i) a registration statement under the
Securities Act of 1933, as amended, shall at the time of exercise of the Purchase Right be in effect with respect to the shares issuable upon exercise of the Purchase Right, or (ii) in the opinion of legal counsel to the Corporation, the shares issuable upon exercise of the Purchase Right may be issued in accordance with the terms of an applicable exemption from the registration requirements of said Act. The inability of the Corporation to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Corporation's legal counsel to be necessary to the lawful issuance and sale of any shares under the Plan shall relieve the Corporation of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the exercise of a Purchase Right, the Corporation may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation, and to make any representation or warranty with respect thereto as may be requested by the Corporation.

          B. Legends. The Corporation may at any time place legends or other identifying symbols referencing any applicable federal, state or foreign securities law restrictions or any provision convenient in the administration of the Plan on some or all of the certificates representing shares issued under the Plan. The Participant shall, at the request of the Corporation, promptly present to the Corporation any and all certificates representing shares acquired pursuant to a Purchase Right in the possession of the Participant in order to carry out the provisions of this Section. Unless otherwise specified by the Corporation, legends placed on such certificates may include but shall not be limited to the following:

     "THE SHARES EVIDENCED BY THIS CERTIFICATE WERE ISSUED BY THE CORPORATION TO THE REGISTERED HOLDER UPON THE PURCHASE OF SHARES UNDER AN EMPLOYEE STOCK PURCHASE PLAN AS DEFINED IN SECTION 423 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. THE TRANSFER AGENT FOR THE SHARES EVIDENCED HEREBY SHALL NOTIFY THE CORPORATION IMMEDIATELY OF ANY TRANSFER OF THE SHARES BY THE REGISTERED HOLDER HEREOF. THE REGISTERED HOLDER SHALL HOLD ALL SHARES PURCHASED UNDER THE PLAN IN THE REGISTERED HOLDER'S NAME (AND NOT IN THE NAME OF ANY NOMINEE)."

          C. Notification of Disposition of Shares. The Corporation may require the Participant to give the Corporation prompt notice of any disposition of shares acquired by exercise of a Purchase Right. The Corporation may require that, until such time as a Participant disposes of shares acquired upon exercise of a Purchase Right, the Participant shall hold all such shares in the Participant's name until the later of two years after the date of grant of such Purchase Right or one year after the date of exercise of such Purchase Right. The Corporation may direct that the certificates evidencing shares acquired by exercise of a Purchase Right refer to such requirement to give prompt notice of disposition.

          D. Rights as an Employee. Nothing in the Plan shall confer upon the Participant any right to continue in the employ of the Corporation or any Corporate Affiliate for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Corporate Affiliate employing such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such person's employment at any time for any reason, with or without cause.

          E. Notices. All notices or other communications by a Participant to the Corporation under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Corporation at the location, or by the person, designated by the Corporation for the receipt thereof.

          F. Expenses. All costs and expenses incurred in the administration of the Plan shall be paid by the Corporation.

          G. Governing Law. The provisions of the Plan shall be governed by the laws of the State of California without resort to that State's conflict-of-laws rules.


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                                   Schedule A

                          Corporations Participating in
                          Associate Stock Purchase Plan
                            As of the Effective Date


                               E*TRADE Group, Inc.
                        E*TRADE Securities, Incorporated
                            E*TRADE Securities, Ltd.
                          E*TRADE Mortgage Corporation
                         E*TRADE Advisory Services, Inc.
                        E*TRADE Technologies Corporation
                      Versus Brokerage Services (US), Inc.
                            E*TRADE Retail (UK) Ltd.
                    E*TRADE Institutional Securities Limited
                          E*TRADE Web Services Limited
                          ETRADE Asia Services Limited
                       ETRADE Securities (Hong Kong) Ltd.
                            ETRADE Securities Limited
                         E*TRADE Securities Corporation
                       TIR Securities (Australia) Limited
                             TIR (Holdings) Limited

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                                    APPENDIX


     The following definitions shall be in effect under the Plan:

          A. Base Compensation shall mean the (i) regular base salary and commissions and trading incentives functioning as base salary equivalents paid to a Participant by one or more Participating Corporations during such individual's period of participation in one or more Offering Periods under the Plan plus (ii) any pre-tax contributions made by the Participant to any Code
Section 401(k) salary deferral plan or any Code Section 125 cafeteria benefit program now or hereafter established by the Corporation or any Corporate Affiliate. The following items of compensation shall not be included in Base
Compensation: (i) all overtime payments, bonuses, commissions (other than those functioning as base salary equivalents), profit-sharing distributions and other incentive-type payments, (ii) any and all contributions (other than Code Section 401(k) or Code Section 125 contributions) made on the Participant's behalf by the Corporation or any Corporate Affiliate under any employee benefit or welfare plan now or hereafter established, and (iii) any and all reimbursements of expenses, allowances, long-term disability, workers' compensation or any amount deemed received without the actual transfer of cash or any amounts directly or indirectly paid pursuant to the Plan or any other stock purchase or stock option plan, or any other compensation not included above.

          B. Board shall mean the Corporation's Board of Directors.

          C. Code shall mean the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

          D. Common Stock shall mean the Corporation's common stock.

          E. Corporate Affiliate shall mean any parent or subsidiary corporation of the Corporation (as determined in accordance with Code Section 424), whether now existing or subsequently established.

          F. Corporate Transaction shall mean the occurrence of any of the following:

               1. the direct or indirect sale or exchange in a single or series of related transactions (as determined by the Plan Administrator in its discretion) by the shareowners of the Corporation of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities to a person or persons different from the persons holding those securities immediately prior to such transaction;

               2. a merger or consolidation to which the Corporation is a party in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

               3. the sale, transfer or other disposition of all or substantially all of the assets of the Corporation in complete liquidation or dissolution of the Corporation.

          G. Corporation shall mean E*TRADE Group, Inc., a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of E*TRADE Group, Inc. which shall by appropriate action adopt the Plan.

          H. Effective Date shall mean the date on which the Plan is initially approved by the shareowners of the Corporation. Any Corporate Affiliate which becomes a Participating Corporation after such Effective Date shall designate a subsequent Effective Date with respect to its associate-Participants.

          I. Eligible Associate shall mean any person who is employed by a Participating Corporation on a basis under which he or she is regularly expected to render more than twenty (20) hours of service


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


per week for more than five (5) months per calendar year for earnings considered wages under Code Section 3401(a).

          J. Entry Date shall mean the date an Eligible Associate first commences participation in the Offering Period in effect under the Plan.

          K. Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

               1. If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the average of the high and low selling prices per share of Common Stock on the date in question, as such prices are reported by the National Association of Securities Dealers on the Nasdaq National Market or any successor system. If there is no reported selling price for the Common Stock on the date in question, then the Fair Market Value shall be the average of the high and low selling prices on the last preceding date for which such quotations exist.

               2. If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the average of the high and low selling prices per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such prices are officially quoted in the composite tape of transactions on such exchange. If there is no reported selling price for the Common Stock on the date in question, then the Fair Market Value shall be the average of the high and low selling prices on the last preceding date for which such quotations exist.

               3. If, on the relevant date, the Common Stock is not then listed on the Nasdaq National Market or a Stock Exchange, the Fair Market Value of a share of Common Stock shall be as determined in good faith by the Plan Administrator.

          L. 1933 Act shall mean the Securities Act of 1933, as amended.

          M. Offering Period shall mean a period established in accordance with
Section IV.A of this Plan.

          N. Participant shall mean any Eligible Associate of a Participating Corporation who is actively participating in the Plan.

          O. Participating Corporation shall mean the Corporation and such Corporate Affiliate or Affiliates as may be authorized from time to time by the Board to extend the benefits of the Plan to their Eligible Associates. The Participating Corporations in the Plan are listed in attached Schedule A.

          P. Plan shall mean the Corporation's 2002 Associate Stock Purchase Plan, as set forth in this document.

          Q. Plan Administrator shall mean the Board or a committee of the Board duly appointed to administer the Plan and having such powers as specified by the Board.

          R. Purchase Date shall mean the last business day of each Purchase Interval.

          S. Purchase Interval shall mean, unless otherwise established by the Plan Administrator, each successive period of approximately six (6) months within an Offering Period at the end of which each Participant shall purchase shares of Common Stock.

          T. Purchase Right shall mean an option granted to a Participant pursuant to the Plan to purchase such shares of Common Stock as provided in
Article VII of this Plan, which the Participant may or may not exercise during the Offering Period in which such option is outstanding. Such option arises from the right of a Participant to withdraw any accumulated payroll deductions of the Participant not previously applied to the purchase of Common Stock under the Plan and to terminate participation in the Offering Period at any time prior to purchasing shares.

          U. Semi-Annual Entry Date shall mean the first day of each Purchase Interval during an Offering Period and shall be a date on which an Eligible Associate may first enter such Offering Period.

          V. Stock Exchange shall mean either the American Stock Exchange or the New York Stock Exchange.